Exhibit 4.3
                              CERTIFICATE AMENDING
                       THE CERTIFICATE OF INCORPORATION OF
                     THE CONNECTICUT LIGHT AND POWER COMPANY
                         BY ACTION OF BOARD OF DIRECTORS


1. The name of the corporation is The Connecticut Light and Power Company (the "Company").

2. The Certificate of Incorporation is amended only by the following resolutions of the Board of Directors acting alone:

          RESOLVED, that the special provisions of the    % Class A Preferred
Stock, [199 ] Series,* are fixed and determined to be as provided in the amendment to the Company's Certificate of Incorporation (as defined in the Connecticut Stock Corporation Act, as amended) adopted by this resolution; and the Company's Certificate of Incorporation is amended by adding at the end of Part Four of the Amended and Restated Provisions of Statutory Certificate of Incorporation with Respect to Capital Stock of The Connecticut Light and Power Company (included in and forming a part of said Certificate of Incorporation) the following:

                                  ARTICLE

     There shall be a series of Class A Preferred Stock designated "   %
Class A Preferred Stock, [199  ] Series," and consisting of [   ],000,000
shares with an aggregate par value of $[   00],000,000 and a par value per
share of $25.  The dividend rate and redemption prices as to said    % Class
A Preferred Stock, [199  ] Series, shall be as follows:

          (a)  Dividends on said    % Class A Preferred Stock, [199  ]
Series, shall be at the rate of    % per annum per share, and no more, and
shall be cumulative from the date of issuance.  Said dividends, when
declared, shall be payable on the first day of         ,        ,        and

      in each year, commencing          1, 199   .

          (b)  The redemption prices of the    % Class A Preferred Stock,
[199   ] Series, shall be as follows:

               (i) if redeemed through operation of the sinking fund hereinafter provided, at the price of $25.00 per share,

               (ii) if redeemed otherwise than through operation of the
sinking fund, for each of the twelve-month periods commencing      1, [199 ],
the redemption prices of said    % Class A Preferred Stock, [199   ] Series,
shall be the amount per share set forth below:

Twelve                                     Twelve
Months              Redemption             Months                Redemption
Beginning              Price               Beginning               Price
       1            Per Share                      1             Per Share




* If Preferred Stock, $50 par value, is issued, all references to "Class A Preferred Stock" will be changed to Preferred Stock and "par value per share of $25" will be changed to par value per share of $50.



plus in all cases that portion of the quarterly dividend accrued thereon to the redemption date and all unpaid dividends thereon, if any; provided,
however, that none of the    % Class A Preferred Stock, [199   ] Series,
shall be redeemed prior to          1, 199  , if such redemption is for the
purpose of or in anticipation of refunding such    % Class A Preferred Stock,
[199   ] Series, through the use, directly or indirectly, of funds borrowed by the Company or of the proceeds of the issue by the Company of shares of
any stock ranking prior to or on a parity with the    % Class A Preferred
Stock, [199   ] Series, as to dividends or assets, if such borrowed funds or such shares have an effective interest cost or effective dividend cost to the Company (computed in accordance with generally accepted financial
principles), as the case may be, of less than      % per annum.

      (c)  As and for a sinking fund for said __% Class  A Preferred
Stock, [199    ] Series, commencing on       1, 199    , and on each    1 in
each year thereafter so long as any shares of the    % Class A Preferred
Stock, [199   ] Series, remain outstanding, the Company shall, to the extent of any funds of the Company legally available therefor and except as otherwise restricted by the Company's Amended and Restated Provisions with
Respect to Capital Stock, redeem       shares of   % Class A  Preferred
Stock, [199 ] Series, (or such lesser number of such shares as remain outstanding) at the sinking fund redemption price, plus accrued dividends to the date of redemption; provided, however, that if in any year the Company
does not redeem the full number of shares of   % Class A Preferred Stock,
[199  ] Series, required to be redeemed pursuant to this sinking fund, the
deficiency shall be made good on the next succeeding           1 on which the
Company has funds legally available for, and is otherwise permitted to
effect, the redemption of shares of    % Class A Preferred Stock, [199  ]
Series, pursuant to this sinking fund.  At the option of the Company, the
number of shares of    % Class A Preferred Stock, [199   ] Series, redeemed
on any         1 may be reduced by the number of such shares purchased and canceled by the Company during the preceding twelve-month period or redeemed during such period pursuant to clause (ii) of subsection (b) hereof. Any shares so redeemed or purchased and canceled may be given the status of authorized but unissued shares of Senior Stock, but none of such shares shall
be reissued as shares of    % Class A Preferred Stock, [199   ] Series.  The
Company shall have the option, which shall be noncumulative, to redeem on

        1, 199   and on each        1 thereafter up to an additional
shares of    % Class A Preferred Stock, [199   ] Series, at the sinking fund
redemption price, plus accrued dividends to the date of redemption. No such optional sinking fund shall operate to reduce the number of shares of the

 % Class A Preferred Stock, [199   ] Series, required to be redeemed pursuant
to the mandatory sinking fund provisions hereinabove set forth. If the Company shall at any time fail to make a full mandatory sinking fund payment on any sinking find payment date, the Company shall not pay any dividends or make any other distributions in respect of outstanding shares of any junior stock (as that term is defined in Article II, Section 3 of Part Two hereof) of the Company, other than dividends or distributions in shares of junior stock, or purchase or otherwise acquire for value any outstanding shares of junior stock, until all such payments have been made.

      RESOLVED, that the officers of the Company are severally authorized and directed to make, sign, swear to and cause to be filed any and all certificates and other documents required to make effective the amendment of the Company's Certificate of Incorporation adopted by the Board at this meeting.



3. The above resolutions were adopted by the Board of Directors acting alone, the Board of Directors being so authorized pursuant to Section 33-341 of the General Statutes of Connecticut, Revision of 1958, as amended. [The shares of Class A Preferred Stock, [199 ] Series referred to in the foregoing resolutions are shares of previously authorized but unissued shares of capital stock of the Company.]

4.    The number of affirmative votes required to adopt such resolution is


              .

5.    The number of directors' votes in favor of the resolution was         .

 Dated at Berlin, Connecticut this    day of         , [199   ].

 We hereby declare, under the penalties of false statement, that the statements made in the foregoing certificate are true.

                               _________________________
                               Hugh C. MacKenzie
                               President and Chief Executive
                               Officer



                               ___________________________
                               Theresa H. Allsop
                               Assistant Secretary